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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

            AGREEMENT, dated as of the 1st day of May, 1999, by and between The Berkshire Bank, a New York banking corporation ("Employer"), and Moses Krausz ("Employee").

                              W I T N E S S E T H :

            WHEREAS, Employee is currently serving as the President and Chief Executive Officer of Employer; and

            WHEREAS, Employer wishes to assure itself of the continued services of Employee, and Employee wishes to commit himself to provide such services to Employer, all upon the terms and conditions herein contained.

            NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto hereby agree as follows:

            1. Employment. Employer hereby employs Employee as its President and Chief Executive Officer, and Employee hereby accepts such employment, all subject to the terms and conditions herein contained. Subject to the overall direction of the Board of Directors of Employer, Employee shall have primary responsibility for the business and affairs of Employer and such other duties as may be from time to time assigned to him by the Board of Directors of Employer. During the term of his employment hereunder, Employee shall devote all of his business time, attention and skills to the business and affairs of Employer and its affiliates.

            2. Compensation.

                  2.1 Base Salary. Employer shall pay to Employee, and Employee shall accept, for all services which may be rendered by him pursuant to this Agreement (including any services which may be rendered by him to any affiliate of Employer and any services which may be rendered by him as a member of the Board of Directors of Employer or of any such affiliate or any committee thereof), a salary ("Base Salary") at the rates per annum set forth below, payable in accordance with Employer's then current payroll practices with respect to senior executive personnel:

   Period of Employment                       Rate Per Annum
May 1, 1999-April 30, 2000                        $300,000
May 1, 2000-April 30, 2001                        $315,000
May 1, 2001-April 30, 2002                        $330,750
May 1, 2002-April 30, 2003                        $347,288
May 1, 2003-April 30, 2004                        $364,653

            In the event of the extension of Employee's employment hereunder beyond April 30, 2004 for one or more additional one year periods, as contemplated by the proviso to paragraph 3 hereof, then, in such event, Employee's Base Salary for each such additional one year period shall be an amount equal to 105% of Employee's Base Salary for the immediately preceding one year period during which he was employed hereunder. For purposes of illustration, if Employee's employment hereunder were extended for the one year period commencing May 1, 2004 and ending on April 30, 2005, his Base Salary during said period of employment would be $382,885 (i.e., 105% of $364,653).



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                  2.2 Discretionary Bonus. In addition to the Base Salary,
Employee may be paid such additional compensation, if any, as the Board of Directors of Employer may from time to time, in its sole discretion, deem to be appropriate (based upon its consideration of such factors as it considers to be relevant).

            3. Term of Employment. The employment by Employer of Employee pursuant hereto shall commence as of the date hereof and, subject to the provisions of paragraph 4 hereof, shall terminate on April 30, 2004; provided, however, that Employee's employment hereunder shall be automatically renewed for up to five additional periods of one year each unless Employee or Employer notifies the other, not less than 60 days nor more than 90 days prior to the expiration of Employee's then current employment period, that he or it elects not to extend Employee's employment hereunder beyond the expiration date of the then current employment period.

            4. Premature Termination. Anything in this Agreement contained to the contrary notwithstanding: (i) Employee's employment hereunder shall terminate forthwith upon the death of Employee; (ii) Employee's employment hereunder shall terminate, at the option of Employer, in the event that, based upon the advice of an independent physician, Employer makes a good faith determination that Employee is so disabled, for mental or physical reasons, as to be unable to substantially perform his duties hereunder for an aggregate of 180 days during any period of 12 consecutive months; (iii) Employee's employment hereunder may be terminated by either party in the event of a material failure on the part of the other party to perform his or its obligations hereunder; provided, however, that if such failure to perform is by its nature capable of being cured, it shall only constitute grounds for termination if it has not been cured within ten days after notice thereof, in reasonable detail, has been given to the breaching party by the nonbreaching party; and (iv) Employee's employment hereunder may be terminated forthwith for any reason whatsoever, in addition to those reasons set forth in clauses (i), (ii), and (iii) above, at the option of Employer. For purposes of clause (iii) of this paragraph 4, a breach by Employee of his obligations under subparagraph 9.2 hereof, or the conviction of Employee for a felony, shall be deemed to be a material failure to perform on the part of Employee which is by its nature not capable of being cured.

            In the event of the termination of Employee's employment hereunder pursuant to the provisions of clause (ii) or clause (iii) of this paragraph 4, not less than ten days' written notice of such termination shall be given by the terminating party to the other party, which notice shall specify the effective date of termination.

            5. Payment Upon Premature Termination. In the event that Employee's employment hereunder is terminated pursuant to the provisions of clause (i) or clause (ii) of paragraph 4 above, or by Employer pursuant to the provisions of clause (iii) of paragraph 4 above, Employee shall be paid his Base Salary pursuant to paragraph 2 above up to the effective date of termination, as payment in full of all amounts due and owing by Employer to Employee. In the event that Employee's employment hereunder is terminated by Employee pursuant to the provisions of clause (iii) of paragraph 4 above, or by Employer pursuant to the provisions of clause (iv) of paragraph 4 above, Employee shall continue to be paid an amount equal to (A) his Base Salary pursuant to paragraph 2 above for the full unexpired term of this Agreement (not including any extensions thereof), in the same manner and fashion, and at the same time, as he would have been paid had his employment hereunder continued for the stated term of this Agreement, minus (B) the amount of any and all compensation earned by Employee from any other source during what would have constituted the balance of the stated term of this Agreement (not including any extensions thereof), as payment in full of all amounts due and owing by Employer to Employee.




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            6. Expenses. Employer shall reimburse Employee (upon the submission by him of reasonably itemized accounts thereof) for such costs and expenses as Employee may reasonably incur in connection with the performance by him of his duties hereunder in accordance with Employer's policy with respect thereto as in effect from time to time during the term of this Agreement.

            7. Participation in Employee Benefit Plans. During the term of his employment hereunder, Employee shall be entitled to receive or participate in all benefits and plans which Employer may from time to time during such period provide for its employees generally or for its senior executive personnel and for which Employee is eligible.

            8. Vacation; Religious Holidays. Employee shall be entitled to such amount of paid vacation as is from time to time during the term hereof consistent with Employer's policy with respect thereto. In addition, Employee shall be entitled to such number of days of paid leave for religious observance as are necessary in order to enable Employee to adhere to his religious beliefs in a manner consistent with his past practices.

            9. Nondisclosure.

                  9.1 "Confidential Information" Defined. As used in this paragraph 9, the term "Confidential Information" shall mean any and all information (verbal and written) relating to Employer or any of its subsidiaries or any of their respective activities, other than such information which can be shown by Employee to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of a breach of the provisions of subparagraph 9.2 below.

                  9.2 Nondisclosure of Confidential Information. Employee hereby agrees that he shall not, at any time during the term of his employment by Employer (other than as may be required in connection with the performance by him of his duties hereunder) or thereafter, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever.

                  9.3 Injunctive Relief, etc. The parties hereto hereby acknowledge and agree that (i) Employer would be irreparably injured in the event of a breach by Employee of any of his obligations under this paragraph 9,
(ii) monetary damages would not be an adequate remedy for any such breach, and
(iii) Employer shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

                  9.4 Nonexclusivity. The undertakings of Employee contained in this paragraph 9 shall be in addition to, and not in lieu of, any obligations which he may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise.

            10. Indemnification. Employer shall indemnify Employee to the fullest extent permitted under applicable law. The foregoing shall be in addition to any other rights which Employee may have with respect to indemnification by virtue of the certificate of incorporation or bylaws of Employer, officers' and directors' liability insurance which may be maintained by Employer, or otherwise.

            11. General Provisions.

                  11.1 Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all




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of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

                  11.2 Notices. All notices, requests, demands and other communications given hereunder shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if delivered personally or by messenger, (ii) on the first business day following the date of timely deposit with Federal Express or other nationally recognized overnight courier service, if sent by such courier specifying next day delivery, (iii) upon receipt of confirmation of transmission, if transmitted by telecopier; and (iv) on the third business day after mailing, if mailed by registered or certified mail (postage prepaid, return receipt requested); provided, however, that a notice of change of address or telecopier number shall not be deemed to have been given until actually received by the addressee. All such notices, requests, demands and other communications shall be addressed as set forth below or to such other address or telecopier number as either party hereto may designate to the other party hereto by like notice:

               If to Employer, to:

                      The Berkshire Bank
                      600 Madison Avenue
                      New York, New York  10022
                      Attention: Chairman of the Board
                      Telecopier No.: (212) 935-7480

               Copy to:

                      Berkshire Bancorp Inc.
                      160 Broadway
                      New York, New York  10038
                      Attention: President
                      Telecopier No.: (212) 791-5367

               If to Employee, to:

                      Mr. Moses Krausz
                      138-09 78th Drive
                      Flushing, New York 11367

                  11.3 Amendment. This Agreement may only be amended by a written instrument executed by each of the parties hereto.

                  11.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral and written, with respect to the subject matter hereof.

                  11.5 Applicable law. This Agreement shall be governed by the laws of the State of New York applicable to contracts made and to be wholly performed therein.

                  11.6 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.




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                  11.7 Binding Effect; Benefits. Employee may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

                  11.8 Waiver, etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

                  11.9 Capacity, etc. Employee hereby represents and warrants to Employer that: (i) he has full power, authority and capacity to execute and deliver this Agreement, and to perform his obligations hereunder, (ii) said execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he is a party or otherwise bound, and (iii) this Agreement is his valid and binding obligation in accordance with its terms.

            IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

                                        THE BERKSHIRE BANK


                                        By /s/ Moses Marx
                                          --------------------------------------
                                           Chairman of the Board


                                        /s/ Moses Krausz
                                        ----------------------------------------
                                           Moses Krausz